Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-114120 on Form S-8 pertaining to the Western Reserve Bancorp, Inc. Employee Stock Purchase Plan of our report dated March 17, 2007 appearing in this Annual Report on Form 10-KSB of Western Reserve Bancorp, Inc. for the year ended December 31, 2006.
Crowe Chizek and Company LLC
Cleveland, Ohio
March 29, 2007